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Exhibit 8(f) - Third Amendment to Custodian Contract


THIRD AMENDMENT TO THE CUSTODIAN CONTRACT

     AGREEMENT made by and between State Street Bank and Trust Company (the "Custodian") and the Sanford C. Bernstein Fund, Inc. (the "Fund").

     WHEREAS the Custodian and the Fund are parties to a custodian contract dated October 12, 1988, as amended to provide for foreign subcustodian arrangements on May 8, 1989 and July 24, 1989 (the "Custodian Contract, as amended"); and

     WHEREAS the Custodian and Fund desire to amend the Custodian Contract by adding the California Municipal Portfolio (the "Portfolio") to the list of Portfolios on whose behalf the Custodian Contract, as amended, applies;

    NOW THEREFORE, in consideration of the premises and covenants contained herein, the Custodian and the Fund hereby agree as follows:

    In accordance with paragraph 12 of the Custodian Contract, it is mutually agreed that the Custodian shall render services under the Custodian Contract, as amended, to an additional series of the Fund, the California Municipal Portfolio.

    IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 30th day of April, 1990.

SANFORD C. BERNSTEIN FUND, INC.
By:  Stuart K. Nelson

ATTEST:
Jean Margo Reid

STATE STREET BANK AND TRUST COMPANY
By:  M. J. Hayes

ATTEST:
J. Riccuith